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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors AgriBioTech, Inc.

  We consent to the use of our reports related to the consolidated financial statements of AgriBioTech, Inc., the financial statements of Beachley-Hardy Seed Company, the combined financial statements of Germain's Inc. and W-L Research, Inc., the consolidated financial statements of E.F. Burlingham & Sons, the financial statements of Olsen Fennell Seeds, Inc. and the combined financial statements of Seed Corporation of America and Green Seed Company Limited Partnership incorporated by reference herein and to the references to our firm under the headings, "Selected Financial Data" and "Experts" in the Prospectus.

  Our report on the AgriBioTech, Inc. consolidated financial statements dated September 26, 1997, except as to note 2(k) and the twelfth paragraph of note 7, which are as of February 10, 1998, refers to the retroactive effect of a change in accounting for convertible preferred stock.

                                          KPMG Peat Marwick LLP

Albuquerque, New Mexico

August 13, 1998